EXHIBIT 10.42

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Mark T. McGrath (“Executive”) and PC Mall, Inc. (individually and collectively with its subsidiaries “PC Mall” or the “Company”).  The Agreement shall take effect on February 25, 2012.

RECITALS

A.                                   PC Mall, Inc., through its subsidiaries, operates as a rapid response value-added provider of technology products, services and solutions and electronics products and peripherals to all customer segments for these offerings.

B.                                     The Company has spent significant time, effort, and money to acquire and develop certain goodwill and Proprietary Information (as defined in Section 6.1 below) that it considers vital to its business, and which has become of great value to PC Mall in amassing its clientele and maintaining its operations.

C.                                     The Company also has developed a substantial body of Proprietary Information regarding the methods and systems of operation, which is used by the Company for the acquisition and management of client accounts.  PC Mall has also acquired, at great expense and time, Proprietary Information regarding the particularized needs of its clientele, including information regarding its client’s finances, marketing, operations, and product needs.  The Company has, at all times, kept its Proprietary Information secret, and such information has given the Company a competitive advantage over others engaged in the same type of business.

D.                                    The Company desires to employ Executive as President of PC Mall, Inc.  Executive desires to accept such employment with the Company on the terms and conditions set forth in this Agreement.

TERMS OF EMPLOYMENT

NOW, THEREFORE, in consideration of the benefits to be derived from the mutual observance of the agreements and covenants hereinafter contained, the parties agree, covenant, and represent as follows:

1.                                       Position And Responsibilities.

1.1                                 Employment.  The Company hereby employs Executive as President of PC Mall, Inc. with an employment commencement date of March 5, 2012.  Executive will work primarily at the Company’s headquarters in El Segundo, California, or at such other location as PC Mall may from time to time direct.  Executive shall perform all services appropriate to his position as President, as well as such other services as may be assigned from time to time by the Company, and shall report to Frank Khulusi, Chief Executive Officer and Chairman of the Board for PC Mall.  The Company shall retain full discretion and control over the means and methods by which Executive performs the above services, and of the places that Executive renders such services.

1.2                                 Devotion Of Time To The Business.  Executive shall devote his entire professional time to his employment with PC Mall, and shall expend his best efforts on behalf of the Company.  Executive agrees to abide by all policies, rules, regulations, and decisions adopted by the Company during Executive’s employment with the Company.  Except upon prior written consent by the Company, Executive will not, during any time he is employed by the Company:  (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities under this Agreement or create a conflict of interest with the Company.

2.                                       Warranties And Conditions Of Employment.

2.1                                 No Use Of Former Employer’s Information.  Executive represents and warrants that he will not use for the benefit of, disclose to, or induce the Company to use any confidential or proprietary information belonging to any former employer or any other entity unless he has the advance, written permission from the employer or entity to do so, or unless the Company has been granted such permission.

2.2                                 No Conflicting Agreements.  Executive represents and warrants that he has not entered into any agreements or understandings with any former employer or entity that would affect his ability to work for, or devote his full and best efforts to his employment with the Company.

3.                                       Compensation And Benefits.

3.1                                 Base Salary.  As compensation for Executive’s services, the Company will pay to Executive an annual base salary in the gross amount of Four Hundred Thousand Dollars ($400,000.00) (the “Base Salary”), payable in accordance with the Company’s regularly established payroll practices.

3.2                                 Executive Bonus.  Executive will be eligible to earn an annual bonus, which will be paid quarterly pursuant to and in accordance with the Company’s existing, or to be established, annual bonus plan or program.  Currently, if the Company achieves 100% of the financial and performance targets it has established, Executive will have the opportunity to earn an annual bonus in the total gross amount of Two Hundred Thousand Dollars ($200,000.00), which shall be deemed earned when paid, and for purposes of fiscal year 2012, shall be prorated for the period during which the Executive is employed by the Company during such fiscal year.  In the event that Company exceeds or fails to meet its annual financial and performance goals, Executive could earn greater or less than $200,000.  The Company’s financial and performance goals, and the evaluative goals and measurements by which Executive’s annual bonus will be determined, will be established and communicated to Executive in connection with and at such time as the Company establishes the annual executive bonus plan for the Company’s participating executive officers.  The Company’s annual bonus plan or program is subject to change from time to time by the Company in its sole discretion, and the Company reserves the right to modify the financial and performance targets that the Company is to achieve for employee bonus calculations. Accordingly, the bonus amount Executive might earn could change from time to time.

3.3                                 Signing Bonus.

(a)                                  Subject to the conditions and limitations in this Section 3.3, the Company shall advance to Executive a signing bonus (the “Signing Bonus”) in the total sum of One Hundred Twenty Thousand Dollars ($ 120,000.00), less applicable withholding taxes, payable in a lump sum within 60 days after the Executive’s commencement of employment under this Agreement.  If, prior to the second anniversary of his commencement of employment under this Agreement, Executive voluntarily terminates his employment, or the Company terminates him for Cause (as defined below), then Executive or his estate shall repay the Company the gross amount of the Signing Bonus paid to Executive no later than 30 days after the date such termination of Executive’s employment and the failure to do so shall constitute a material breach of the terms of this Agreement.  In that event, to the extent permissible under applicable law, the Company may offset the amount of the Signing Bonus owed by Executive from any compensation due to the Executive upon his termination of employment.

(b)                                 The parties acknowledge and agree that the Signing Bonus is intended to compensate Executive for any loss of bonus which Executive had earned as of the date of this Agreement and to which Executive was otherwise entitled to be paid by his previous employer, but for his termination of employment with such previous employer.  Accordingly, payment of the Signing Bonus shall be subject to and conditioned upon notification by Executive to the Company that (i) Executive earned and was entitled to be paid a bonus by his previous employer, and (ii) such bonus was not in fact paid to Executive as a direct result of Executive’s termination of employment with such previous employer.  Any bonus paid by such previous employer to Executive shall reduce the amount of the Signing Bonus (by no more than the full amount of the Signing Bonus) and shall be paid to the Company to offset any amount of the Signing Bonus previously paid by the Company to the Executive.  Executive shall cooperate in good faith with the Company in the collection of any such bonus from Executive’s previous employer, and Executive agrees to assign and subrogate any rights of Executive to the Company with respect to such bonus after Executive’s receipt of payment of the signing bonus under this Section 3.4 (b).

3.4                                 Non-Qualified Stock Options.  Subject to approval by PC Mall’s Board of Directors, Executive will be granted a non-qualified option under PC Mall’s Amended and Restated 1994 Stock Incentive Plan to purchase an aggregate of Two Hundred Thousand (200,000) shares of the Company’s common stock (the “Non-Qualified Option”) at an exercise price equal to the closing price of the Company’s common stock on the date the Board approves the Non-Qualified Option grant.  The Non-Qualified Option shall vest in equal quarterly installments over a period of five years.  Executive’s entitlement to the Non-Qualified Option is conditioned upon the execution by Executive and the Company of a stock option agreement in the form of PC Mall’s standard stock option agreement for similarly situated executive officers of other PC Mall wholly-owned subsidiaries.

3.5                                 Benefits.  Executive shall be eligible to participate in the Company’s benefit plans made generally available to similarly situated employees of the Company, including group medical, life and disability insurance, and retirement programs.  Executive’s eligibility to participate in the Company’s benefit plans shall be in accordance with the terms of the benefit plans established by the Company or the governing plan documents, which may be amended from time to time in the Company’s sole discretion.

3.6                                 Vacation.  Executive shall be entitled to take paid vacation pursuant to the Company’s existing policies regarding paid vacations.  Executive shall be granted four weeks of paid vacation per year.  Vacation time that is not used will be subject to the same carry over policies as are applicable to similarly situated employees of the Company.

3.7                                 Withholdings.  The Company shall have the right to deduct and withhold amounts from all payments as required under applicable law.  Additional amounts may be withheld from payments to the extent such withholding is authorized in writing by Executive.

4.                                       Employment At Will.

4.1                                 Executive Is Employed At Will.  At any time, the Company or Executive may terminate Executive’s employment for any reason, or no reason at all, with or without cause, and with or without prior notice.  Unless otherwise provided in this Agreement, upon the conclusion of Executive’s employment with the Company, the Company will pay Executive all compensation then due and owing to him pursuant to this Agreement.  Thereafter, all of the Company’s obligations under this Agreement shall cease.  The Company may discipline, demote, or dismiss Executive as provided in this Section notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees.

4.2                                 Termination Without Cause.  If the Company terminates Executive’s employment without Cause (as defined below in Section 4.4), it will pay Executive, subject to Executive’s compliance with his continuing obligations under this Agreement and the further conditions described below in this Section 4.2, a severance payment in an aggregate amount equal to six months of the Base Salary that Executive is being paid at the time of termination. In the event Executive permanently relocates and maintains his living residence to and in California and is then available to work full time in the Company’s headquarters prior to any such termination, the amount of the above described severance payment shall be increased to include an additional severance amount equal to (i) $100,000 for any termination under this Section 4.2 which occurs on or prior to the first anniversary of this Agreement; or (ii) for any termination under this Section 4.2 which occurs at any time after the first anniversary of this Agreement, fifty percent (50%) of the amount of bonus earned by Executive in the prior fiscal year (without regard to Executive’s continued employment), up to a maximum of $100,000.  The above severance payments are conditioned upon (x) Executive having first signed, and not subsequently revoking, a general release of both known and unknown claims in form acceptable to the Company (the “Release”) and (y) such Release becoming irrevocable by its terms within fifty-five (55) calendar days following the date of termination.  Any severance payments made pursuant to this Section 4.2 will be paid in substantially equal installments over a period of six calendar months commencing on the Company’s first payroll date for the calendar month immediately following the calendar month in which Executive incurs a termination of employment with the Company; provided, however, that any installment payments that otherwise would be payable to Executive pursuant to this Section 4.2 prior to the date upon which Executive’s Release becomes irrevocable by its terms shall instead be paid to Executive in a lump-sum payment to be made with the first installment payment paid to Executive after the date upon which Executive’s Release becomes irrevocable.  After the Company has satisfied its severance payment obligations under this Section, all obligations of the Company under this Agreement shall immediately cease.

4.3                                 Termination With Cause.  Notwithstanding Section 4.2, the Company may terminate Executive’s employment for Cause at any time, with or without prior notice, and without any obligation to pay any severance.  If Executive is terminated for Cause, the Company shall pay Executive all compensation to which he is entitled up through the date of termination.  Thereafter, all obligations of the Company shall immediately cease.

4.4                                 Definition of Cause.  For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach of any term set forth in this Agreement that remains uncured for 14 days after notice of the breach is afforded to Executive; (ii) Executive’s failure to follow the reasonable instructions of the Company; (iii) misconduct on Executive’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Executive’s conviction for fraud or any other felony; or  (v) if, in regard to his employment, Executive exhibits unavailability for service, misconduct, dishonesty, or habitual neglect, which conduct remains uncured for 14 days after notice by the Company of its intention to discharge Executive for such conduct.

4.5                                 Payments Subject to Section 409A.  To the extent applicable, this Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code (the “Code”) and guidance promulgated thereunder (“Section 409A”), and this Agreement shall be administered and construed in a manner consistent with this intent.  In furtherance of the foregoing and notwithstanding anything to the contrary in this Agreement, the provisions in the following subsections 4.5(a) through (c) shall apply if the severance pay described in Section 4.2 constitutes a “deferral of compensation” within the meaning of Section 409A (severance pay constituting the same being referred to herein as “Deferred Compensation”):

(a)                                  Subject to Section 4.5(b) (delayed payment for specified employees), any installment payment that is otherwise payable to Executive pursuant to Section 4.2 within fifty-five (55) days following the date of Executive’s termination of employment shall instead be paid to Executive in a lump-sum payment to made with the first installment payment payable to Executive pursuant to Section 4.2 on the date that is at least fifty-five (55) days following the date of Executive’s termination of employment.

(b)                                 If Executive is a “specified employee” within the meaning of Section 409A (as determined by the Company in accordance with Section 409A) as of the date of termination, then any payment of Deferred Compensation that Executive otherwise would be entitled to receive hereunder during the first six (6) months following the date of termination shall be withheld until the first day of the seventh month immediately following the date of termination, at which time Executive shall be paid a cash lump-sum payment in an amount equal to the amount of the Deferred Compensation that otherwise would have been paid to Executive pursuant to this Agreement absent the application of this subsection 4.5(b).

(c)                                  For purposes of Section 409A, all amounts payable pursuant to subsection 4.2 shall be treated as a series of separate payments and not as a single payment within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii).

5.                                       Termination Obligations.

5.1                                 Resignation From All Offices And Directorships.  In the event Executive’s employment is terminated for any reason, Executive shall be deemed to have resigned voluntarily from all offices, directorships, and other positions held with the Company and its affiliates (including subsidiaries), if he was serving in any such capacities at the time of termination.

5.2                                 Cooperation With The Company.  In the event Executive’s employment is terminated for any reason, Executive will cooperate with the Company in winding up or transferring to other employees any pending work or projects.  Executive will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment with the Company.

5.3                                 Return Of Documents And Other Information.  Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of, or incident to his employment, belongs to the Company and shall be returned promptly to the Company upon termination of Executive’s employment for any reason.

5.4                                 Termination Of Benefits.  All benefits to which Executive is otherwise entitled shall cease upon Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company.

6.                                       Proprietary Information; Non-Disclosure; And Non-Solicitation.

6.1                                 Definition of Proprietary Information.  For purposes of this Agreement, “Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Executive, pertaining in any manner to the business of the Company or to the Company’s affiliates (including subsidiaries), consultants, customers, and business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Executive’s possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Executive without confidential or proprietary restriction by a third party who rightfully possesses the information and did not learn of it, directly or indirectly, from the Company.  Executive further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (a) techniques, development tools and processes, computer printouts, computer programs, design manuals; (b) information about costs, profits, revenues, margins and markets; (c) plans for future development and new product concepts; (d) customer names, addresses, telephone numbers, facsimile numbers, credit card numbers, contact persons and customer preferences; (e) vendor names, addresses, telephone numbers, facsimile numbers, contact persons, vendor preferences and pricing; (f) marketing plans, bidding information, costs of products, services and other items, proposal information, proposal methods and policies, price schedules, product profit margins, price setting methods and policies, customer service methods and policies, and service plans and policies; (g) product plans, product development plans, product specifications, sources of supply, methods of operation and related materials conceived, created or reduced to practice in the performance of services for the Company; (h) the Company’s business plans, accounting records, computer records, computer systems, networking and telecommunication systems, management information systems and programs, audits and other financial data related to products and services provided by the Company; (i) labor rates, commission rates and plans, commission schedules, employee lists, employee performance evaluations and related information, employee titles, outside contracting sources and rates, benefit costs and research reports; and (j) all documents, books, papers, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to Executive by the Company (or any affiliate of it), as well as written or verbal instructions or comments.

6.2                                 Non-Disclosure.  Executive agrees that his work with the Company will involve access to and creation of Proprietary Information.  Executive further agrees to hold all Proprietary Information in strict confidence and never to use or disclose any Proprietary Information to anyone at any time, including after the conclusion of his employment with the Company, except to the extent necessary to carry out his responsibilities as an employee of the Company, or as specifically authorized in writing by an authorized officer of the Company, other than Executive.

6.3                                 Location And Reproduction.  Executive shall maintain at his work station and any other place under his control only such Proprietary Information as he has a current “need to know.”  Executive shall return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists.

6.4                                 Return Of Third-Party Information.  Executive represents and warrants that he has returned all property, information, and trade secrets belonging to all prior employers, if any.

6.5                                 Non-Solicitation.  Executive understands and agrees that, because of his responsibilities at the Company, he will help to develop and will be exposed to the Company’s business strategies, information about customers and clients, and other valuable Proprietary Information, and that use or disclosure of such Proprietary Information in breach of this Agreement would be extremely difficult to detect or prove.  Executive acknowledges that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets.  Therefore, Executive agrees as follows:

(a)                                  Executive shall not, for a period of two years after he is no longer employed by the Company, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of the Company, or any of the Company’s affiliates, to leave or terminate his or her employment with the Company or any of the Company’s affiliates; and

(b)                                 Executive shall not, for a period of two years after he is no longer employed by the Company: (i) divert or attempt to divert any business from the Company or any of the Company’s affiliates; (ii) interfere with any business relationship or contract between the Company, the Company’s affiliates, or any of their respective customers, clients, members, vendors, business partners, or suppliers; or (iii) for the purpose of selling products or services competitive with those of the Company or the Company’s affiliates, solicit any person, firm, corporation or entity of any kind that was a customer, client or prospective client of the Company or the Company’s affiliates at any time during the one-year period preceding the last day of Executive’s employment with the Company.

6.6                                 Injunctions.  Executive acknowledges that the restrictions contained in Section 6 of this Agreement are reasonable and necessary in view of the nature of Company’s business, in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injury to Company.  Therefore, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of the paragraphs above, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Executive from any violation of the foregoing.

6.7                                 Post-Employment Obligations.  Unless otherwise provided in this Agreement, Executive’s obligations as specified in Sections 5 and 6 above shall remain in full force and effect after the termination of this Agreement or Executive’s employment with the Company.

7.                                       Arbitration.

7.1                                 Agreement To Arbitrate.  The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) shall be resolved by final and binding arbitration.

7.2                                 Claims Subject To Arbitration.  Claims subject to arbitration shall include, without limitation, contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act.  However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

7.3                                 Rules Governing Arbitration.  Any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.  The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.

7.4                                 Permissible Court Actions.  Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.  Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate.  Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim.  Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

7.5                                 Arbitration Location.  All arbitration hearings under this Agreement shall be conducted in Los Angeles, California, unless otherwise agreed by the parties.  The arbitration provisions of this Agreement shall be governed by the Federal Arbitration Act (“FAA”), unless the FAA does not apply, in which case the California Arbitration Act shall apply.  In all other respects, this Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts-of-law principles.

7.6                                 Arbitration Costs.  Each party shall pay its own costs and attorneys’ fees, unless a party prevails on a statutory claim and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees.  In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.  The Company agrees to pay the costs and fees of the arbitrator to the extent required by law.

7.7                                 Waiver Of Right To Jury.  The parties understand and agree that the arbitration procedure of this Section 7 is intended to be the sole and exclusive method of resolving any disputes arising from this Agreement, including without limitation any claim for breach of this Agreement or otherwise arising out of or relating to this Agreement or Executive’s employment, and the parties hereby waive any rights to a jury trial with respect to any such claims or controversies.

8.                                       Severability.

8.1                                 Severability Of Unenforceable Provisions.  The provisions of this Agreement are severable.  In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected.  The parties intend that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.

8.2                                 Scope.  To the extent that any provision hereof is deemed unenforceable by virtue of its scope, but could be enforceable by reducing the scope, Executive and the Company agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

9.                                       Adjustment of Payments and Benefits.

Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder or otherwise (collectively, “Payments”) would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the Payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any Payments, as so reduced, constitutes an Excess Parachute Payment. The determination of whether any reduction in Payments is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by Executive or the Company, by the Company’s independent accountants.  In the event that any Payments are required to be reduced pursuant to this Section and no such Payment qualifies as a “deferral of compensation” within the meaning of and subject to Section 409A (“Deferred Compensation”), Executive shall be entitled to designate the Payments to be so reduced in order to give effect to this Section.  In the event that any Payment is required to be reduced pursuant to this Section and any such Payment constitutes Deferred Compensation or Executive fails to elect an order in which Payments will be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction in cash payments  payable to Executive (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (c) cancellation of acceleration of vesting of equity awards not covered under (b) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

10.                                 Successors.

This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the Company’s business and properties.

11.                                 Amendment; Waiver.

This Agreement may not be orally modified or amended.  It may only be modified or amended by an instrument in writing signed by Executive and by a duly authorized representative of the Company, other than Executive.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof or as a waiver of any other right, remedy, or power, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise of any other right, remedy, or other power provided under this Agreement or by law or in equity.

12.                                 Notice.

All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested.  Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section; (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and confirmation is received; or (c) if delivered by certified or registered mail, three days after the mailing thereof.  Notices shall be delivered as follows:

If to the Company:

PC Mall, Inc.

1940 E. Mariposa Avenue

El Segundo, CA 90245

Attention: Frank Khulusi

Fax: (310) 353-7411

With a copy to:

Jones Day

3161 Michelson, Suite 800

Irvine, CA 92612

Attention: Steven M. Zadravecz

Fax: (949) 553-7539

If to the Executive:

Fax: (      )

Any party may change its address by giving notice to the other party of a new address in accordance with the provisions of this Section.

13.                                 Assignment.

No benefit to Executive under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.  The Company shall be permitted to assign this Agreement to any affiliate or any successor.

14.                                 Integration.

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment with the Company.  This Agreement supersedes all other prior and contemporaneous agreements and statements, if any, whether written or oral, express or implied, pertaining in any manner to Executive’s employment.  This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements, if any.  To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement or the offer letter, the provisions of this Agreement shall control.

15.                                 Interpretation.

The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party.  Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa.  The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control, limit, or affect the interpretation or construction of any of the provisions herein.

16.                                 Governing Law.

This Agreement has been negotiated and executed in the State of California and shall in all respects be governed by and interpreted in accordance with the laws of the State of California without giving effect to conflicts-of-law principles.

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EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS.  EXECUTIVE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OF HIS RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOICE CONCERNING THIS AGREEMENT.  BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

The parties have executed this Agreement on the dates noted below.

Dated: February 25, 2012	PC MALL, INC.

	By:	\s\ Frank F. Khulusi
Name: Frank F. Khulusi
Title: Chief Executive Officer and
Chairman of the Board

Dated: February 25, 2012	By:	\s\ Mark T. McGrath
Mark T.McGrath